                                                                    EXHIBIT 12.1

                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                              TWELVE MONTHS ENDED DECEMBER 31,
                                                 --------------------------------------------------------
                                                    2001        2000        1999        1998      1997
                                                 ---------   ---------   ---------   ---------  ---------
                                                               (THOUSANDS, EXCEPT RATIO AMOUNTS)
Pretax loss from continued operations..........  $(535,428)  $(516,978)  $ (66,693)  $ 499,966  $ 573,261
Undistributed income of less than 50%
   owned equity investees......................       (939)     (2,510)        267      (7,652)    (4,267)
Minority interest in income of majority owned
   subsidiaries with fixed charges.............       (799)        408      (1,490)        818        124
Add fixed charge as adjusted (from below)......    242,628     319,637     276,419     207,475    170,278
                                                 ---------   ---------   ---------   ---------  ---------
                                                 $(294,538)  $(199,443)  $ 208,503   $ 700,607  $ 739,396
Fixed charges:
Interest expense:
     Corporate................................   $ 205,520   $ 275,156   $ 236,241   $ 177,436  $ 135,560
     Financial services........................         --       8,833      11,805      13,695      8,015
     Capitalized...............................         --           1       1,430       3,028      3,787
     Amortization of debt costs................      6,106       6,392       1,954        (383)     1,160
1/3 of rental expense..........................     31,002      29,256      26,419      16,727     21,161
Dividends on convertible preferred stock
     of subsidiary ............................         --          --          --          --      4,382
                                                 ---------   ---------   ---------   ---------  ---------
Fixed charges..................................    242,628     319,638     277,849     210,503    174,065
Less: Capitalized interest.....................         --          (1)     (1,430)     (3,028)    (3,787)
                                                 ---------   ---------   ---------   ---------  ---------
Fixed charges as adjusted......................  $ 242,628   $ 319,637   $ 276,419   $ 207,475  $ 170,278
                                                 =========   =========   =========   =========  =========
Ratio (earnings divided by fixed charges)......         (A)         (A)        (A)        3.33       4.25
                                                 =========   =========   =========   =========  =========

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(A) Due to losses for the years ended December 31, 2001, 2000, and 1999 and the nine months ended September 30, 2002, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income before income taxes, extraordinary items and cumulative effects of accounting changes of $537,166. 519,080 and 67,916 for the years ended December 31, 2001, 2000 and 1999, respectively.